UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 11, 2008

Collexis Holdings, Inc. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)

001-33495 (Commission File Number)	20-0987069 (IRS Employer Identification No.)

1201 Main Street, Suite 980, Columbia, SC (Address of principal executive offices)	29201 (Zip Code)

(803) 727-1113 (Registrant’s telephone number, including area code)

n/a (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On February 15, 2008, Collexis Holdings, Inc. granted seven employees and one consultant the option to purchase a total of 275,000 shares of its common stock at an exercise price of $0.75 per share. The options have a term of eight years and the shares vest monthly over five years. The options were issued without registration under the Securities Act of 1933 in reliance on the private offering exemption provided by Section 4(2) of the Securities Act of 1933. In relying on the exemption from registration provided by Section 4(2), we relied in part on the fact that each of these individuals will acquire the shares underlying the options for his or her own account, for investment only and not for distribution or resale to others.

On February 27, 2008, we closed the sale of 1,226,667 shares of common stock at $0.75 per share to a single investor in a private offering under the exemption from registration contained in Section 4(2) of the Securities Act of 1933. In relying on the exemption from registration provided by Section 4(2), we relied in part on the fact that the investor acquired the securities for its own account, for investment only and not for distribution or resale to others. There was no general solicitation. We received gross proceeds from the offering of approximately $920,000. No placement fees were payable in connection with this offering. The share certificates evidencing the purchased shares will be affixed with a legend to indicate that the shares were sold in a private offering and their transfer is restricted.

As discussed below, as of April 7, 2008, we agreed to issue 400,000 shares of restricted stock to our new Chief Financial Officer. The restricted stock will vest annually over five years. The shares will be issued without registration under the Securities Act of 1933 in reliance on the private offering exemption provided by Section 4(2) of the Securities Act of 1933. In relying on the exemption from registration provided by Section 4(2), we relied in part on the fact that this individual will acquire the securities for his own account, for investment only and not for distribution or resale to others.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 7, 2008, Mark Murphy has been named as our Chief Financial Officer. Prior to joining the company, Mr. Murphy served as Senior Vice President Finance of PCA International, Inc. from 2006 to 2008. From 1997 to 2005, Mr. Murphy served in various roles with the Kellogg Company, including Director of Operations Kellogg Snacks DSDD, Chief Financial Officer of Kellogg Company Warehouse Club, Chief Financial Officer of Keebler Company Specialty Products, Assistant Controller of the Keebler Company, and Vice President and Controller of President Baking Company. He received a Bachelor of Business Administration degree from Ohio University.

Mr. Murphy will receive $200,000 per year for serving as our Chief Financial Officer. In addition, we will issue to Mr. Murphy 400,000 shares of our restricted stock.

Effective April 7, 2008, Mr. William D. Kirkland, the Chief Executive Officer and Chief Financial Officer of Collexis Holdings, Inc., resigned from his position as Chief Financial Officer. Mr. Kirkland will continue to serve as our Chief Executive Officer.

Item 8.01 Other Events.

On February 21, 2008, Thomson Scientific and Collexis announced their plans to combine Thomson Scientific’s Web of Science and Collexis’ Knowledge Dashboard to create a custom data mining solution for the research community. The companies are building a dashboard that will provide enhanced knowledge discovery for the academic and government R&D communities. Both companies will market the Thomson Collexis Dashboard. We entered into a Strategic Alliance Agreement with Thomson Scientific with respect to this project on February 11, 2008. Although this is not a material agreement at this time, if the agreement becomes material at some future date and requires disclosure pursuant to Item 1.01 of Form 8-K, we will file the agreement at such time.

Some of the statements made above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with the development and marketing of the dashboard described above, such as technological challenges and market reception uncertainties. These risks and uncertainties are in addition to other factors detailed from time to time in our filings with the SEC, including the section entitled “Risk Factors” in our transition report on Form 10-KSB for the period ended June 30, 2007. We caution investors that any forward-looking statements that we make are not necessarily indicative of future performance. We undertake no responsibility for updating the information contained in this Form 8-K beyond the published date, or for changes made to this document by wire services or Internet services.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press release issued by Thomson Scientific on February 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLEXIS HOLDINGS, INC.

Dated: April 11, 2008	By:	/s/ William D. Kirkland
William D. Kirkland Chief Executive Officer